Exhibit 99.1

SeaWorld Entertainment, Inc. Reports First Quarter 2020 Results

ORLANDO, FL, May 8, 2020 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the first quarter of 2020.

First Quarter 2020 Overview

•	Attendance decreased by 1.0 million guests, to 2.3 million guests from the first quarter of 2019.
•	Total revenue decreased by $67.0 million, to $153.6 million from the first quarter of 2019.
•	Net loss increased by $19.5 million, to $56.5 million from the first quarter of 2019.
•	Adjusted EBITDA[1] decreased by $47.3 million, to a loss of $30.9 million from the first quarter of 2019.

First Two Months of 2020 Overview

•	Attendance increased by 0.2 million guests, or 9%, to a record 1.9 million guests from the first two months of 2019.
•	Total revenue increased by $13.0 million, or 12%, to a record $120.6 million from the first two months of 2019.

Other

•	On March 10, 2020, the Company amended its credit agreement to increase its revolving credit commitments from $210.0 million to $332.5 million.
•	On March 16, 2020, the Company suspended operations at all of its parks as a result of the COVID-19 pandemic (“COVID-19”).
•

On April 19, 2020, the Company amended its credit agreement to, among other things, revise its financial maintenance covenant to suspend testing of the covenant for the remainder of 2020 and modify the testing of the covenant in 2021.

•	On April 30, 2020, the Company closed on a $227.5 million private offering of 8.75% first-priority senior secured notes.
•

As of April 30, 2020, the Company has just over $400 million of cash and cash equivalents on its balance sheet and estimates its average monthly net cash outflows will be between $20 million and $25 million per month while its parks remain closed.  Based on this, the Company believes it can sustain its current level of monthly cash outflows into the fourth quarter of 2021.

•

The Company’s rescue teams continue to operate while the parks are closed. In the first quarter of 2020, the Company helped rescue over 350 animals and is approaching 37,000 total rescues over its history.

“While the world is experiencing an unprecedented global health crisis that has impacted nearly everyone on the planet, we are confident in the resiliency of our business, our ability to weather this crisis and that we will emerge an even stronger company,” said Marc Swanson, Interim Chief Executive Officer of SeaWorld Entertainment, Inc.

“In response to COVID-19 we took the extraordinary step to close all of our parks on March 16, 2020.  Prior to the closure of our parks, we had a strong start to 2020, with record-setting results through February.  This performance was a continuation of the strong financial results we have delivered over the last two years, which we believe demonstrates the successful execution of our strategic initiatives related to marketing and communications, pricing, cost and capital efficiencies and new rides, attractions and events.

Although we are currently closed, our animal care professionals along with other essential employees continue to provide comprehensively for the welfare of our animals and maintain our parks.  We have a dedicated team focused on finalizing plans to re-open our parks, including enhanced health and safety protocols that will meet and / or exceed government guidelines and provide the safe and clean environment our guests and ambassadors expect.  While we don’t have any park opening dates to announce today, we are in regular contact with local, state and federal authorities and we look forward to opening our parks and welcoming back our guests as soon as it’s safe and permitted to do so.”

The Company has taken a number of proactive measures to strengthen its financial position and enhance its liquidity and flexibility while its parks remain closed.  The Company significantly reduced its monthly cash expenditures including labor, operating expenses and capital spending; significantly increased its liquidity by upsizing its revolving credit commitments and issuing new senior secured

[1]

This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

notes; and significantly enhanced its financial flexibility by amending its credit agreement to, among other things, revise its financial maintenance covenant so that the covenant will not apply for the remainder of 2020 and will be modified in 2021.  For pass members and other ticket holders the Company has extended expiration dates, provided upgrades and/or added additional benefits.

“I am thankful for our team’s extraordinary efforts and unrelenting passion during these uncertain times.  I am inspired daily by the collaborative teamwork and dedication to our mission, displayed across the entire organization – including our Ambassadors, the management team and our board.  Together, we are committed to successfully navigating through this current environment, reopening our parks and welcoming back our guests as soon as safely possible.  We are confident in our business and strategy and sincerely look forward to coming out of this crisis and continuing to drive improved operating and financial results and long-term value for all stakeholders,” concluded Swanson.

First Quarter 2020 Results

In the first quarter of 2020, the Company hosted approximately 2.3 million guests, generated total revenues of $153.6 million, a net loss of $56.5 million and an Adjusted EBITDA loss of $30.9 million. Prior to the COVID-19 park closures, the Company had a strong start to 2020 with record-setting attendance and revenue through the first two months of the year.  Year to date attendance for the first two months of 2020 was a record 1.9 million guests, an increase of 0.2 million guests, or 9% when compared to the first two months of 2019. Total revenue for the first two months of 2020 was a record of approximately $120.6 million, an increase of $13.0 million, or 12% when compared to the first two months of 2019.

Total attendance for the quarter decreased by 1.0 million, or 30.6%, when compared to the prior year quarter.  The decrease was a result of a decline in attendance due to the temporary park closures resulting from the global COVID-19 pandemic, which closed all of the Company’s parks beginning on March 16, 2020.  The timing of the park closures fell during historically high volume spring break weeks for most of its parks, which adversely impacted the visitation mix for the quarter.  Prior to the park closures due to COVID-19, the Company believes the attendance increase through the first two months of the year resulted from increased demand due to a combination of factors including improved marketing and communication initiatives, new pricing strategies, and the positive reception of its new rides and compelling attractions and events.

Total revenue for the quarter decreased by $67.0 million, or 30.4%, when compared to the prior year quarter.  Total revenue for the quarter was negatively impacted by the decrease in attendance and by lower in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) partially offset by improved admission per capita (defined as admissions revenue divided by total attendance).  Excluding the impact of other revenue related to certain international agreements which the Company previously announced were terminated in early 2019, in-park per capita spending improved by 0.9%.  The increase in admissions per capita was primarily a result of pricing strategies partially offset by the visitation mix when compared to the prior year period.  The visitation mix was impacted by the COVID-19 park closures, which occurred during key spring break weeks for most of the Company’s parks.  Adjusted EBITDA was negatively impacted by the decrease in total revenue resulting from park closures, partially offset by a decrease in expenses.  The decrease in expenses results from a reduction in direct labor, other operating costs and marketing and media costs due to the park closures and the continued impact of cost savings initiatives.

	For the Three Months Ended March 31,		Change
	2020	2019	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$153.6	$220.6	(30.4%)
Net loss	$(56.5)	$(37.0)	(52.7%)
Net loss per share, diluted	$(0.72)	$(0.44)	(63.6%)
Adjusted EBITDA	$(30.9)	$16.4	NM
Net cash (used in) provided by operating activities	$(40.8)	$37.7	NM
Attendance	2.32	3.34	(30.6%)
Total revenue per capita	$66.25	$66.04	0.3%
Admission per capita	$39.05	$38.60	1.2%
In-Park per capita spending	$27.20	$27.44	(0.9%)

Debt and Liquidity

As previously announced, on March 10, 2020, the Company entered into an amendment (the “Amendment No. 10”) to its senior secured credit facilities, dated as of December 1, 2009, as amended, supplemented, modified or restated from time to time, (the “Credit Agreement”).  Pursuant to Amendment No. 10, the Company increased its revolving credit commitments available under the Credit Agreement from $210.0 million to an aggregate of $332.5 million.

On April 19, 2020, the Company entered into another amendment to its Credit Agreement to amend certain provisions therein (the “Amendment No. 11”). Pursuant to the Amendment No. 11, among other terms, the Company will be exempt from complying with its financial maintenance covenant for each of the second, third and fourth quarters of 2020, after which the Company will be required to comply with such covenants starting at the first quarter of 2021.  For purposes of calculating compliance with such covenant beginning with the first quarter of 2021, to the extent trailing Adjusted EBITDA for the second, third or fourth quarters of 2020 would have otherwise been included in the calculation of such covenant, in lieu of using actual Adjusted EBITDA for such periods, Adjusted EBITDA for such applicable periods will be deemed to be actual Adjusted EBITDA for the corresponding quarter of 2019.  In addition, the Company will be required to comply with a quarterly minimum liquidity test (defined as unrestricted cash and cash equivalents and available commitments under the Company’s revolving credit facility) of not less than $75.0 million until the earlier of September 30, 2021 or the date on which the Company elects to use actual Adjusted EBITDA for purposes of calculating its financial maintenance covenant. The Company will also be restricted from paying any certain dividends or making other restricted payments through the third quarter of 2021 unless certain conditions are met.

Separately, on April 21, 2020, the Company announced a private offering of $227.5 million in aggregate principal amount of 8.75% first-priority senior secured notes due 2025 which closed on April 30, 2020.

As of April 30, 2020, the Company has just over $400 million of cash and cash equivalents on its balance sheet and estimates its average monthly net cash outflows will be between $20 million and $25 million per month while its parks remain closed.  Based on this, the Company believes it can sustain its current level of monthly cash outflows into the fourth quarter of 2021.

As of March 31, 2020, the Company’s total net leverage ratio2 as calculated under the Senior Secured Credit Facilities was 3.89 to 1.00.

Conference Call

The Company will hold a conference call today, Friday, May 8, 2020 at 9 a.m. Eastern Time to discuss its first quarter financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live webcast, a replay will be available beginning at 12 p.m. Eastern Time on May 8, 2020 under the "Events & Presentations" tab of www.SeaWorldInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on May 8, 2020 through 11:59 p.m. Eastern Time on May 14, 2020 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 10143367.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

[2]

The Company’s total leverage ratio as of March 31, 2020 is calculated by dividing total net debt by the last twelve months Adjusted EBITDA plus $7.2 million of estimated cost savings (based on certain specified actions the Company has taken, including restructuring and cost savings initiatives, which are permitted to be added back to twelve-month Adjusted EBITDA under the Company’s Amended Credit Agreement) (see accompanying tables).

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 36,000 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 and its impact on the length of time the Company’s parks will be required to remain closed and the impact of these or other potential closures on the Company and its stakeholders, complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, severe weather and travel-related disruptions or incidents; inability to compete effectively in the highly competitive theme park industry; animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites or information technology systems; increased labor costs, including minimum wage increases, and employee health and welfare benefits; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; loss of key personnel; unionization activities or labor disputes; inability to meet workforce needs; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases, acquisitions or other strategic initiatives and financing transactions; inability to maintain certain commercial licenses; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; changes to immigration, foreign trade, investments or other policies; inability to realize the full value of the Company’s intangible assets; changes in tax laws; tariffs or other trade restrictions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-

looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lindsay Walters

Vice President, Edelman

202-867-8014

Lindsay.Walters@Edelman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2020	2019	#	%
Net revenues:
Admissions	$90,506	$128,913	$(38,407)	(29.8%)
Food, merchandise and other	63,055	91,662	(28,607)	(31.2%)
Total revenues	153,561	220,575	(67,014)	(30.4%)
Costs and expenses:
Cost of food, merchandise and other revenues	13,104	17,213	(4,109)	(23.9%)
Operating expenses (exclusive of depreciation and amortization shown separately below)	132,999	149,885	(16,886)	(11.3%)
Selling, general and administrative expenses	26,954	42,764	(15,810)	(37.0%)
Severance and other separation costs (a)	65	2,566	(2,501)	(97.5%)
Depreciation and amortization	38,013	39,450	(1,437)	(3.6%)
Total costs and expenses	211,135	251,878	(40,743)	(16.2%)
Operating loss	(57,574)	(31,303)	(26,271)	(83.9%)
Other expense, net	(12)	27	(39)	NM
Interest expense	19,153	20,797	(1,644)	(7.9%)
Loss before income taxes	(76,715)	(52,127)	(24,588)	(47.2%)
Benefit from income taxes	(20,196)	(15,107)	(5,089)	(33.7%)
Net loss	$(56,519)	$(37,020)	$(19,499)	(52.7%)

Loss per share:
Net loss per share, basic	$(0.72)	$(0.44)
Net loss per share, diluted	$(0.72)	$(0.44)

Weighted average common shares outstanding:
Basic	78,213	83,354
Diluted (b)	78,213	83,354

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended March 31,		Change		Last Twelve Months Ended March 31,
	2020	2019	#	%	2020
Net (loss) income	$(56,519)	$(37,020)	$(19,499)	(52.7%)	$69,977
(Benefit from) provision for income taxes	(20,196)	(15,107)	(5,089)	(33.7%)	34,439
Interest expense	19,153	20,797	(1,644)	(7.9%)	82,534
Depreciation and amortization	38,013	39,450	(1,437)	(3.6%)	159,120
Equity-based compensation expense (c)	(3,601)	3,198	(6,799)	NM	4,307
Loss on impairment or disposal of assets and certain non-cash expenses(d)	385	109	276	NM	3,474
Business optimization, development and strategic initiative costs (e)	2,035	5,108	(3,073)	(60.2%)	24,796
Certain investment costs and other taxes (f)	102	50	52	104.0%	5,108
Other adjusting items (g)	(10,225)	(169)	(10,056)	NM	25,898
Adjusted EBITDA (h)	$(30,853)	$16,416	$(47,269)	NM	$409,653
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (i)					7,200
Adjusted EBITDA, after cost savings (j)					$416,853

	For the Three Months Ended March 31,		Change
	2020	2019	#	%
Net cash (used in) provided by operating activities	$(40,767)	$37,688	$(78,455)	NM
Capital expenditures	49,249	47,937	1,312	2.7%
Free Cash Flow (k)	$(90,016)	$(10,249)	$(79,767)	NM

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of March 31, 2020	As of December 31, 2019
Cash and cash equivalents	$192,760	$39,946
Total assets	$2,438,394	$2,300,518
Long-term debt, including current maturities:
Term B-5 Loans	$1,504,007	$1,507,883
Revolving credit facility	312,500	50,000
Total long-term debt, including current maturities	$1,816,507	$1,557,883
Total stockholders' equity	$136,114	$210,892

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Three Months Ended March 31,		Change
	2020	2019	#	%
Capital Expenditures:
Core(l)	44,518	44,676	(158)	(0.4%)
Expansion/ROI projects(m)	4,731	3,261	1,470	45.1%
Capital expenditures, total	$49,249	$47,937	$1,312	2.7%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED OTHER DATA
(In thousands, except per capita amounts)
	For the Three Months Ended March 31,		Change
	2020	2019	#	%
Attendance	2,318	3,340	(1,022)	(30.6%)
Total revenue per capita (n)	$66.25	$66.04	$0.21	0.3%

NM-Not meaningful.

(a) Reflects severance and other separation costs.  For the three months ended March 31, 2019 primarily relates to severance and other employment expenses for certain employees who were terminated during 2019.

(b)  During the three months ended March 31, 2020 and 2019, the Company excluded potentially dilutive shares of approximately 1.7 million and 1.9 million, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(c) Reflects non-cash equity compensation expenses associated with the grants of equity compensation.  For the three and twelve months ended March 31, 2020, includes a decrease of $6.8 million in non-cash equity compensation expense, primarily related to the reversal of equity compensation for certain performance vesting restricted units which are no longer considered probable of vesting.

(d) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals and impairments.  For the twelve months ended March 31, 2020, includes approximately $3.0 million associated with certain rides and equipment which were removed from service.

(e) For the three months ended March 31, 2020, reflects business optimization, development and other strategic initiative costs primarily related to $1.8 million of third party consulting costs.  For the three months ended March 31, 2019, reflects business optimization, development and other strategic initiative costs primarily related to $2.6 million of severance and other employment costs associated with positions eliminated and $2.3 million of third party consulting costs. For the twelve months ended March 31, 2020, reflects business optimization, development and other strategic initiative costs primarily related to $21.4 million of third party consulting costs and $1.7 million of severance and other employment costs.

(f) For the twelve months ended March 31, 2020, $4.3 million relates to expenses associated with the previously disclosed equity transaction.

(g) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain legal matters, which the Company is permitted to exclude under the credit agreement governing it’s Senior Secured Credit Facilities due to the unusual nature of the items.  For the three and twelve months ended March 31, 2020, includes $12.5 million of insurance proceeds related to a legal settlement gain as previously disclosed. For the twelve months ended March 31, 2020, also includes approximately $32.1 million related to a legal settlement charge, net of insurance recoveries, as previously disclosed.

(h) Adjusted EBITDA is defined as net (loss) income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.

(i) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net (loss) income.  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings.

(j) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (i) above.

(k) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(l) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(m)  Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(n) Calculated as total revenues divided by attendance.